HOME EQUITY ASSET TRUST 2006-4

DERIVED INFORMATION  [3/27/06]

[$1,556,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,584,800,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – 40y Amortization Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	861
Total Outstanding Loan Balance	$215,895,181*	Min	Max
Average Loan Current Balance	$250,749	$44,272	$859,258
Weighted Average Original LTV	78.6%
Weighted Average Coupon	7.79%	5.25%	11.53%
Arm Weighted Average Coupon	7.78%
Fixed Weighted Average Coupon	7.98%
Weighted Average Margin	5.76%	3.20%	9.10%
Weighted Average FICO (Non-Zero)	629
Weighted Average Age (Months)	2
% First Liens	100.0%
% Second Liens	0.0%
% Arms	97.2%
% Fixed	2.8%
% of Loans with Mortgage Insurance	0.0%

*

40 year amortization loans will amount to approximately [$219,000,000] of the total [$1,600,000,100] in collateral.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.25 - 5.50	4	1,039,290	0.5	5.39	56.7	639
5.51 - 6.00	14	3,924,192	1.8	5.82	73.1	657
6.01 - 6.50	47	12,792,312	5.9	6.31	73.0	654
6.51 - 7.00	117	30,428,251	14.1	6.80	76.2	634
7.01 - 7.50	158	39,593,819	18.3	7.29	77.1	637
7.51 - 8.00	180	44,982,406	20.8	7.77	78.6	633
8.01 - 8.50	146	37,462,383	17.4	8.30	81.7	620
8.51 - 9.00	104	26,738,582	12.4	8.77	80.8	627
9.01 - 9.50	49	10,391,702	4.8	9.23	82.6	594
9.51 - 10.00	19	4,601,738	2.1	9.77	82.3	573
10.01 - 10.50	16	2,718,423	1.3	10.18	79.1	595
10.51 - 11.00	5	1,016,429	0.5	10.73	81.9	576
11.01 - 11.50	1	74,092	0.0	11.33	95.0	559
11.51 - 11.53	1	131,562	0.1	11.53	95.0	552
Total:	861	215,895,181	100.0	7.79	78.6	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
FICO	Loans	Balance	Balance	%	%	FICO
504 - 525	12	2,779,643	1.3	8.61	69.5	518
526 - 550	43	10,696,442	5.0	8.46	72.1	537
551 - 575	72	16,608,227	7.7	8.50	79.3	564
576 - 600	147	31,608,632	14.6	7.78	76.0	589
601 - 625	195	48,348,467	22.4	7.70	78.6	614
626 - 650	169	43,044,484	19.9	7.72	80.2	638
651 - 675	99	26,473,625	12.3	7.70	79.9	662
676 - 700	62	17,540,562	8.1	7.56	80.7	686
701 - 725	31	8,654,432	4.0	7.36	80.0	712
726 - 750	10	3,169,289	1.5	7.46	77.1	738
751 - 775	12	3,955,327	1.8	7.19	79.8	760
776 - 800	8	2,611,158	1.2	7.76	79.4	782
801 - 804	1	404,893	0.2	8.27	90.0	804
Total:	861	215,895,181	100.0	7.79	78.6	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
44,272 - 50,000	1	44,272	0.0	7.73	76.4	605
50,001 - 100,000	49	4,057,490	1.9	8.32	79.6	609
100,001 - 150,000	124	15,657,474	7.3	7.94	77.8	620
150,001 - 200,000	177	31,001,822	14.4	7.86	76.9	620
200,001 - 250,000	138	30,987,932	14.4	7.82	77.5	620
250,001 - 300,000	112	30,620,732	14.2	7.73	76.9	624
300,001 - 350,000	103	33,266,121	15.4	7.70	78.9	623
350,001 - 400,000	63	23,679,063	11.0	7.73	80.0	639
400,001 - 450,000	30	12,581,700	5.8	7.88	79.8	637
450,001 - 500,000	27	12,863,628	6.0	7.61	81.2	651
500,001 - 550,000	23	12,095,225	5.6	7.74	79.4	643
550,001 - 600,000	5	2,857,155	1.3	7.66	87.1	659
600,001 - 650,000	5	3,157,879	1.5	7.82	80.0	679
650,001 - 700,000	1	688,204	0.3	8.99	75.0	642
700,001 - 750,000	2	1,477,226	0.7	8.32	83.1	632
850,001 - 859,257	1	859,258	0.4	6.56	80.0	719
Total:	861	215,895,181	100.0	7.79	78.6	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Original LTV (%)	Loans	Balance	Balance	%	%	FICO
30.28 - 50.00	13	2,894,577	1.3	7.65	42.6	585
50.01 - 55.00	17	4,195,020	1.9	7.49	53.3	583
55.01 - 60.00	19	4,451,258	2.1	7.45	57.8	581
60.01 - 65.00	35	8,084,753	3.7	7.49	62.7	603
65.01 - 70.00	59	13,761,611	6.4	7.30	69.2	623
70.01 - 75.00	82	19,530,626	9.0	7.53	74.4	621
75.01 - 80.00	458	113,048,978	52.4	7.65	79.9	642
80.01 - 85.00	64	17,752,283	8.2	8.35	84.4	608
85.01 - 90.00	83	24,276,516	11.2	8.48	89.3	616
90.01 - 95.00	28	7,279,817	3.4	8.64	94.6	643
95.01 - 100.00	3	619,742	0.3	8.41	100.0	709
Total:	861	215,895,181	100.0	7.79	78.6	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	218	55,557,450	25.7	8.18	80.6	636
1.00	36	10,424,841	4.8	8.40	79.4	646
2.00	512	128,779,601	59.6	7.64	78.4	626
3.00	95	21,133,289	9.8	7.38	73.8	619
Total:	861	215,895,181	100.0	7.79	78.6	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	476	110,149,332	51.0	7.48	78.2	616
Reduced	112	31,104,862	14.4	7.88	80.6	652
Stated Income / Stated Assets	273	74,640,987	34.6	8.20	78.2	639
Total:	861	215,895,181	100.0	7.79	78.6	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	846	210,849,029	97.7	7.76	78.5	628
Second Home	2	727,815	0.3	9.29	85.5	717
Investor	13	4,318,337	2.0	8.71	80.1	658
Total:	861	215,895,181	100.0	7.79	78.6	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
State	Loans	Balance	Balance	%	%	FICO
California	293	96,038,786	44.5	7.63	76.9	632
Florida	174	36,573,304	16.9	7.73	79.2	625
Illinois	73	18,346,652	8.5	8.33	82.9	629
Arizona	37	7,599,683	3.5	7.78	79.4	620
New Jersey	27	6,962,492	3.2	7.77	75.8	623
Georgia	38	6,396,012	3.0	7.91	82.6	620
New York	18	6,155,791	2.9	8.14	76.4	647
Oregon	18	4,188,587	1.9	7.89	80.0	625
Massachusetts	14	3,831,325	1.8	8.21	79.8	633
Minnesota	20	3,573,993	1.7	7.88	81.1	623
Washington	17	3,410,225	1.6	7.61	83.1	645
Texas	19	2,585,617	1.2	8.09	81.2	618
Michigan	12	2,456,065	1.1	8.45	84.7	594
Virginia	13	2,447,018	1.1	7.50	72.7	650
Colorado	10	2,176,547	1.0	7.73	79.9	630
Other	78	13,153,084	6.1	7.92	79.5	622
Total:	861	215,895,181	100.0	7.79	78.6	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	331	80,358,308	37.2	7.76	80.8	648
Refinance - Rate Term	58	15,186,722	7.0	7.79	79.5	623
Refinance - Cashout	472	120,350,151	55.7	7.81	76.9	617
Total:	861	215,895,181	100.0	7.79	78.6	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28 - Balloon 40/30	423	98,624,077	45.7	7.71	78.8	633
Arm 2/28 - Dual 40/30	358	100,852,208	46.7	7.92	78.9	623
Arm 3/27 - Balloon 40/30	39	8,131,174	3.8	7.22	74.7	640
Arm 5/25 - Balloon 40/30	10	2,289,111	1.1	6.90	74.4	666
Fixed Balloon 40/30	31	5,998,611	2.8	7.98	74.8	627
Total:	861	215,895,181	100.0	7.79	78.6	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	708	173,676,865	80.4	7.74	78.3	628
Condo	66	16,339,637	7.6	7.78	81.1	644
PUD	42	11,995,599	5.6	8.04	81.3	618
2 Family	37	11,219,741	5.2	7.96	76.5	636
3-4 Family	8	2,663,340	1.2	8.86	74.1	608
Total:	861	215,895,181	100.0	7.79	78.6	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
3.20 - 4.00	5	1,106,423	0.5	7.79	74.3	615
4.01 - 4.50	2	892,959	0.4	5.46	64.1	666
4.51 - 5.00	3	791,888	0.4	6.98	65.8	677
5.01 - 5.50	317	87,800,829	41.8	7.61	78.5	641
5.51 - 6.00	352	83,784,922	39.9	7.90	78.9	616
6.01 - 6.50	32	7,631,694	3.6	7.32	76.5	630
6.51 - 7.00	87	21,693,907	10.3	7.98	79.8	629
7.01 - 7.50	8	1,688,620	0.8	8.38	81.1	630
7.51 - 8.00	14	2,668,236	1.3	8.83	79.9	630
8.01 - 8.50	8	1,257,521	0.6	9.35	84.1	592
8.51 - 9.00	1	161,950	0.1	10.10	66.1	594
9.01 - 9.10	1	417,621	0.2	10.10	75.0	642
Total:	830	209,896,571	100.0	7.78	78.7	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
16 - 18	1	442,717	0.2	6.20	80.0	610
19 - 21	240	68,528,341	32.6	7.79	80.5	631
22 - 24	540	130,505,227	62.2	7.84	78.0	627
31 - 33	2	477,671	0.2	7.17	80.0	659
34 - 36	37	7,653,503	3.6	7.22	74.3	639
37 >=	10	2,289,111	1.1	6.90	74.4	666
Total:	830	209,896,571	100.0	7.78	78.7	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
10.76 - 11.50	12	3,519,804	1.7	6.10	63.9	637
11.51 - 12.00	44	11,198,172	5.3	6.58	72.7	635
12.01 - 12.50	79	19,629,562	9.4	6.92	75.7	648
12.51 - 13.00	119	30,302,899	14.4	7.26	77.0	641
13.01 - 13.50	120	31,189,249	14.9	7.62	78.9	625
13.51 - 14.00	142	36,928,065	17.6	7.91	79.6	631
14.01 - 14.50	130	31,532,370	15.0	8.12	80.0	624
14.51 - 15.00	87	22,587,062	10.8	8.33	81.0	630
15.01 - 15.50	50	11,729,051	5.6	8.72	82.9	614
15.51 - 16.00	22	6,019,040	2.9	9.10	82.5	584
16.01 - 16.50	13	2,857,263	1.4	9.66	84.9	622
16.51 - 17.00	8	1,887,260	0.9	9.85	77.4	565
17.01 - 17.50	2	192,788	0.1	10.60	94.5	574
17.51 - 17.62	2	323,986	0.2	10.99	71.2	545
Total:	830	209,896,571	100.0	7.78	78.7	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
5.25 - 5.50	3	847,212	0.4	5.36	59.3	605
5.51 - 6.00	16	4,573,298	2.2	6.06	74.7	645
6.01 - 6.50	49	13,338,885	6.4	6.36	73.3	653
6.51 - 7.00	125	32,913,340	15.7	6.90	76.3	634
7.01 - 7.50	147	36,691,690	17.5	7.28	77.1	636
7.51 - 8.00	164	41,105,604	19.6	7.77	78.7	636
8.01 - 8.50	143	36,980,508	17.6	8.30	81.8	621
8.51 - 9.00	96	25,282,061	12.0	8.77	81.1	630
9.01 - 9.50	48	10,064,632	4.8	9.23	82.5	592
9.51 - 10.00	19	4,601,738	2.2	9.77	82.3	573
10.01 - 10.50	14	2,469,469	1.2	10.18	78.5	593
10.51 - 11.00	4	822,478	0.4	10.72	80.2	568
11.01 - 11.50	1	74,092	0.0	11.33	95.0	559
11.51 - 11.53	1	131,562	0.1	11.53	95.0	552
Total:	830	209,896,571	100.0	7.78	78.7	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	1	159,836	0.1	7.40	80.0	660
1.50	12	3,404,849	1.6	7.70	76.0	628
2.00	489	119,987,102	57.2	7.80	77.8	628
3.00	318	84,055,673	40.0	7.78	80.1	629
5.00	10	2,289,111	1.1	6.90	74.4	666
Total:	830	209,896,571	100.0	7.78	78.7	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	671	162,799,067	77.6	7.81	78.1	630
1.50	19	5,315,496	2.5	7.52	77.7	619
2.00	140	41,782,007	19.9	7.71	80.9	628
Total:	830	209,896,571	100.0	7.78	78.7	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	861	215,895,181	100.0	7.79	78.6	629
Total:	861	215,895,181	100.0	7.79	78.6	629